EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (the “Company”), and STEVEN J. HEYER (“Executive”), and is dated as of September 20, 2004.

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE 1:

EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. The Company agrees to employ Executive and Executive agrees to be employed by the Company, beginning on September 20, 2004 (the “Effective Date”) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Position. From and after the Effective Date, the Company shall employ Executive in the position of Chief Executive Officer of the Company, or in such other position as the parties mutually may agree, and shall, for the full term of Executive’s employment hereunder (the “Term”), cause Executive to be elected a Director by the Board of Directors of the Company (the “Board”) as of the Effective Date and thereafter annually to be nominated for re-election as a Director of the Company and in connection with such nomination recommend his election as a Director by the stockholders of the Company. So long as all Directors of the Company are also Trustees of Starwood Hotels & Resorts, a Maryland real estate investment trust (the “Trust”), Executive shall also be elected a Trustee of the Trust as of the Effective Date, and thereafter annually be nominated for re-election as Trustee of the Trust and in connection with such nomination be recommended for election as a Trustee of the Trust to the shareholders of the Trust. As Chief Executive Officer, Executive shall be the senior-most executive officer of the Company, reporting directly to the Board, with the duties, responsibilities and authority customarily associated with and consistent with such position; provided, however, that Executive acknowledges that Barry S. Sternlicht shall be acting as the Executive Chairman of the Company pursuant to his Amended and Restated Employment Agreement with the Company dated as of January 1, 2003, with the duties, responsibilities and authority therein set forth.

1.3 Duties and Services. Executive agrees to serve in the position referred to in paragraph 1.2 and, if elected, as a Director of the Company and a Trustee of the Trust, and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.

1.4 Executive Obligations. Executive shall devote his full business time, attention and best efforts to the performance of his duties under this Agreement and shall not engage in any other business activities except with the prior written approval of the Board; provided, however, that Executive may engage in other activities that do not conflict with or interfere with the performance of his duties and responsibilities hereunder, including, without limitation, (a) investing his assets and funds, so long as the business of any such entity in which he shall make his investments shall not be in direct competition with that of the Company (except that Executive may invest in an entity in competition with the Company if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than one percent of its outstanding stock); (b) acting or continuing to act as a director of the entity identified by Executive in writing on the date hereof, but any other directorships shall be subject to prior written approval of the Board; and (c) being involved in educational, civic and charitable activities which do not unreasonably interfere with the services to be rendered by Executive hereunder.

1.5 Atlanta Office. In addition to Executive’s office at the Company’s headquarters in White Plains, New York (the “Company’s Headquarters Office”), the Company agrees to promptly establish an office in the Atlanta area (the “Company’s Atlanta Office”), which office shall be in a location reasonably acceptable to Executive. In addition to Executive, the Company’s Atlanta Office shall be staffed with an executive secretary and such administrative personnel as necessary to support Executive. Executive agrees and acknowledges that the headquarters of the Company shall remain in White Plains, New York and that no corporate functions, other than those related to Executive as provided herein, will be moved from the White Plains corporate headquarters, except as may otherwise be approved by the Board. Executive’s duties and responsibilities will require a significant amount of travel on Company business and Executive agrees that in order to properly discharge those duties and responsibilities, he will spend at least a majority of Executive’s business days, when measured over any two consecutive-month period, either in the Company’s Headquarters Office or traveling on Company business away from the Company’s Atlanta Office.

ARTICLE 2:

TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated or extended pursuant to other provisions hereof, the term of this Agreement shall commence on the Effective Date and shall end on the fourth anniversary of the Effective Date (the “Initial Term”); provided that the term of this Agreement shall be extended automatically for one additional year as of each anniversary of the Effective Date, commencing with the fourth anniversary of the Effective Date, unless no later than six months prior to any such renewal date either the Board, on behalf of the Company, or Executive gives written notice to the other that the term of this Agreement shall not be so extended. The Initial Term and any extension of the Initial Term pursuant to this paragraph 2.1 shall be referred to herein as the “Term.”

2.2 Company’s Right to Terminate.

(a) Notwithstanding the provisions of paragraph 2.1, the Company, acting pursuant to an express resolution of the Board, shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(i) upon Executive’s death;

(ii) upon Executive’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the essential functions of the duties and services required of him hereunder, with or without reasonable accommodation, on a full-time basis during such period;

(iii) for Cause;

(iv) without Cause, in the sole discretion of the Board.

(b) As used in this Agreement, the term “Cause “ shall mean any one or more of the following:

(i) willful refusal by Executive to follow lawful directives of the Board which are consistent with the scope and nature of Executive’s duties and responsibilities as set forth herein. (For purposes of the foregoing, no act or failure to act on the part of Executive shall be considered “willful” unless it is done or omitted to be done by Executive without the reasonable belief that Executive’s act or omission was in the best interests of the Company. Any act or failure to act that is expressly authorized by the Board pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done or omitted to be done by Executive in the reasonable belief that it was in the best interests of the Company.);

(ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

(iii) gross negligence or willful misconduct of Executive resulting in material harm or loss to the Company or any of its subsidiaries or material damage to the reputation of the Company or any of its subsidiaries;

(iv) material breach by Executive of any one or more of the covenants contained in Article 5 hereof; or

(v) violation of Executive’s fiduciary duties to the Company or any of its subsidiaries.

However, no action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board and (2) where remedial action is feasible, Executive fails to remedy the action(s) or inaction(s) within 10 days after receiving a written notice (“Cause Notice”) identifying in reasonable detail the nature of such Cause. If Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect.

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement as follows:

(a) for “Good Reason”, which shall mean any one or more of the following:

(i) the failure of the Company to elect and continue Executive as Chief Executive Officer of the Company or the failure to elect or to nominate and recommend the election of Executive as a member of the Board or the failure of the Company’s shareholders to re-elect Executive to the Board (unless a Cause Notice shall theretofore have been given to Executive);

(ii) the assignment to Executive of duties, authorities, responsibilities or reporting requirements inconsistent with his position, or if the scope of any of Executive’s material duties or responsibilities as Chief Executive Officer of the Company is reduced to a significant degree without Executive’s prior written consent, except solely due to Executive’s illness or disability or temporary suspension of duties and responsibilities pending results of any Board-commissioned investigation as to potential Cause for termination of Executive’s employment;

(iii) a reduction in or a substantial delay in the payment of Executive’s compensation or benefits from those required to be provided in accordance with the provisions of this Agreement;

(iv) a requirement by the Board, without Executive’s prior written consent, that Executive, over any period of two consecutive months, spend more than a majority of Executive’s business days (other than days involving travel on Company business away from both the Company’s Headquarters Office and the Company’s Atlanta Office) at the Company’s Headquarters Office (for purposes of this clause (iv) “more than a majority” means a number of days constituting a majority of the number of days being measured plus one);

(v) the failure of the Company to indemnify Executive, including without limitation, the prompt advancement of expenses, to the fullest extent permitted by applicable law, the Company’s Bylaws or the Indemnification Agreement (as defined in paragraph 7.11 hereof) or if the Company maintains Directors and Officers liability insurance coverage the failure to include Executive as an insured;

(vi) the Company’s purported termination of Executive’s employment for Cause other than in accordance with the requirements of this Agreement;

(vii) the failure by any successor to the Company to assume this Agreement in accordance with paragraph 7.8 hereof;

(viii) any other breach by the Company of any provision of this Agreement; and

(ix) if any individual other than Barry S. Sternlicht or the Executive is elected or otherwise becomes the Executive Chairman of the Company (excluding, however, such other individual’s becoming non-executive Chairman), provided that Good Reason shall not include an act which is cured by the Company within 30 days after receipt by the Company of written notice from Executive (a “Preliminary Notice of Good Reason”) identifying in reasonable detail the acts or failures allegedly constituting Good Reason hereunder.

(b) without Good Reason, in the sole discretion of Executive.

2.4 Effect of Change in Control.

(a) Notwithstanding any provision of this Agreement to the contrary, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within 12 months after a Change in Control (as defined in paragraph 2.4(b)), or by Executive with or without Good Reason by notice given or effective within the 30 day period commencing 12 months after such a Change in Control, such termination shall be deemed for purposes of paragraph 4.1 as a termination by the Company without Cause.

(b) As used in this Agreement, “Change in Control” means:

(i) Any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), is or becomes the beneficial owner within the meaning of Rule 13d-3 promulgated under the Act (but without regard to any time period specified in Rule 13d-3(d)(1)(i)), of 33-1/3 percent or more of either (i) then outstanding shares of common stock, par value $.01 per share, of the Company (“Common Stock”), including for this purpose shares of Common Stock issuable in respect of Partnership Units of SLT Realty Limited Partnership and SLC Operating Limited Partnership (the “Outstanding Shares”) or (ii) the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however, (A) any acquisition by the Company or (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a Director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(iii) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, (A) a Corporate Transaction pursuant to which (1) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Shares and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 66-2/3 percent of, respectively, the outstanding  shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (other than: the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 33-1/3 percent or more of the Outstanding Shares or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33-1/3 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction and (B) a Corporate Transaction which consists of or results in (1) the unpairing of equity securities of the Company and equity securities of the Trust, including an unpairing in which the Common Stock ceases to be attached to, and ceases to trade with, the Class B shares of beneficial interest of the Trust or (2) a reorganization, merger, consolidation, formation of a master limited partnership, initial public offering, spin-off, split-off or a sale of all or substantially all the assets of the Trust or Sheraton Holding Corporation, a Nevada corporation or an entity whose primary business is owning or managing W Hotels, or the successor entity of any of the foregoing; or

(iv) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

2.5 Notice of Termination. If the Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the Term as provided above in this Article 2, it or he shall do so by giving no less than 30 days written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date (which shall not be December 31 of any year) and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. Upon any termination of Executive’s employment hereunder for whatever reason Executive shall, if and to the extent requested to do so by the Board, forthwith resign any and all positions he may then be holding (including but not limited to as Director or Trustee) with the Company or any subsidiary of the Company (including the Trust).

ARTICLE 3:

COMPENSATION AND BENEFITS

3.1 Base Salary. Commencing October 1, 2004, during the period of this Agreement, Executive shall receive an annual base salary (“Base Salary”) equal to $1,000,000 (partial years pro rated). Executive’s annual Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than semi-monthly. The Base Salary shall be subject to annual review commencing at the end of 2004 and at the end of each calendar year thereafter during the Term, and may be increased (but not decreased) for subsequent years (and such increased amount shall become the “Base Salary” hereunder).

3.2 Annual Incentive Program, Restricted Stock Awards and Stock Option Grants.

(a) Annual Incentive Plan. During the Term, Executive also shall be eligible to receive cash incentive compensation (“Incentive Compensation” or “Bonus”) as follows: Executive shall participate in the Annual Incentive Plan for Certain Executives (“AIP”) maintained by the Company for senior executive officers on and after the Effective Date at a level which is not less than the maximum participation level made available to any Company senior executive excluding the Executive Chairman (determined without regard to period of service or similar criteria that might otherwise be necessary to entitle Executive to such level of participation); provided, however, that conditioned upon attainment of target performance measure requirements based on one or more performance measures set forth in the AIP, the target Bonus (“Target Bonus”) for each calendar year subsequent to 2004 during the Term for which Executive shall be eligible shall be $2,000,000 (partial years pro rated). The bonus payable to Executive with respect to 2004 shall be a pro rata portion (based on the number of days in 2004 after the Effective Date compared to 365) of $2,000,000.

(b) The Company shall award to Executive shares of restricted stock units under the Company’s 2004 Long-Term Incentive Compensation Plan (the “2004 LTICP”) (or successor plan) as follows:

(i) Upon or as soon as practicable after the Effective Date, a pro rata portion (based on the number of days in 2004 after the Effective Date compared to 365) of 45,000 shares of restricted stock units, subject to adjustment in accordance with the 2004 LTICP (or successor plan);

(ii) (In lieu of an annual award during 2005) upon or as soon as practicable after the Effective Date, 45,000 shares of restricted stock units, subject to adjustment in accordance with the 2004 LTICP (or successor plan);

(iii) On or about the same time as annual restricted stock awards are made to other senior executives (currently February of each year) in 2006 and in each succeeding calendar year during the Term (in any year in which no such awards are made to other senior executives, the award under this clause (iii) shall be made as close as practicable to the same time during such year as such awards were made during the prior year), an annual award of 45,000 shares of restricted stock units (awards for partial years pro-rated), subject to adjustment in accordance with the 2004 LTICP (or successor plan); and

(iv) On or about the day which is one day less than six months prior to the fourth anniversary of the Effective Date and on or about the day which is one day less than six months prior to each succeeding anniversary of the Effective Date, but in any case only if notice has not theretofore been given by the Executive or the Company of his or its election not to extend the Term pursuant to paragraph 2.1, an additional award of a pro rated portion of 45,000 shares of restricted stock units, based on the number of days from the next ensuing anniversary of the Effective Date to the end of that calendar year, compared to 365.

(v) The restricted stock units awarded pursuant to this paragraph 3.2(b) shall vest in full on the third anniversary of their award, provided that such restricted stock units shall be subject to accelerated vesting on each of the first and second anniversaries of its award as to not more than one-third of the number of such  shares of restricted stock of each such award and conditioned upon the attainment of performance measure requirements for accelerated vesting based on one or more performance measures set forth in the 2004 LTICP (or successor plan); and, provided further, that delivery of shares of Common Stock and/or other property deliverable upon the vesting of such awards (whether or not accelerated) shall be deferred until the date which is thirty (30) days after the date of the termination of Executive’s employment for any reason.

(c) The Company shall grant options (“Options”) under the Company’s 2004 LTICP (or successor plan) to Executive as follows:

(i) Upon the Effective Date, an Option to purchase a pro rata portion (based on the number of days in 2004 after the Effective Date compared to 365) of 485,000 shares of Common Stock, subject to adjustment in accordance with the 2004 LTICP (or successor plan), shares of Common Stock;

(ii) (In lieu of an annual Option grant during 2005) upon the Effective Date an Option to purchase 485,000 shares of Common Stock, subject to adjustment in accordance with the 2004 LTICP (or successor plan); and

(iii) On or about the same time as annual Option grants are made to other senior executives (currently February of each year) in 2006 and in each succeeding calendar year during the Term (in any year in which no such grants are made to other senior executives, the grant under this clause (iii) shall be made as close as practicable to the same time during such year as such grants were made during the prior year), an Option to purchase 485,000 shares (grants for partial years pro-rated) of Common Stock, subject to adjustment in accordance with the 2004 LTICP (or successor plan); and

(iv) On or about the day which is one day less than six months prior to the fourth anniversary of the Effective Date and on or about the day which is one day less than six months prior to each succeeding anniversary of the Effective Date, but in any case only if notice has not theretofore been given by the Executive or the Company of his or its election not to extend the Term pursuant to paragraph 2.1, an additional grant of Option to purchase a pro rated portion of 485,000 shares of Common Stock, based on the number of days from the next ensuing anniversary of the Effective Date to the end of that calendar year, compared to 365.

(v) Each Option granted pursuant to this paragraph 3.2(c) shall have an exercise price per share equal to the fair market value per share of Common Stock on the date of its grant and shall become exercisable as to one-fourth of the number of  shares subject thereto on each anniversary of the date of its grant.

(d) All awards of restricted stock units and grants of Options hereunder shall be made to Executive during his employment by the Company pursuant to the Company’s 2004 LTICP (or any successor plan) and, except as may be otherwise provided herein, on terms consistent with (or to the extent determined by the Board in its sole discretion, more favorable than) awards of restricted stock and grants of Options then being made to senior executives pursuant to the Company’s 2004 LTICP (or any successor plan).

(e) Nothing in the foregoing provisions of this paragraph 3.2 shall be deemed to prevent the Board in its sole discretion from awarding any additional or other amounts of cash, restricted stock or Options or other equity based awards in respect of any whole or partial year during the Term.

3.3 Life Insurance. During the Term, the Company shall pay the premiums on and maintain in effect a whole life or universal life insurance policy (the “Executive Insurance Policy”) on Executive’s life in the face amount of $10,000,000 the proceeds of which shall be payable to Executive’s estate or such other person or persons as Executive shall designate. The Executive shall cooperate with the Company in the procurement of such policy, including, submitting to any physical examination which may be required by an insurer. The Executive Insurance Policy shall be owned as directed by Executive. The Company shall not be required to maintain such insurance after termination of Executive’s employment for any or no reason, but upon such termination the Company shall take all actions reasonably requested by Executive necessary to transfer any and all rights or interests it may have with respect to such policy as Executive directs at no cost to Executive.

3.4 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits under the Company’s policies equal to the maximum available to any Company senior executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

3.5 Other Benefits. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(a) Driver and Car Service. The Company will provide Executive the use of a driver and car service for business purposes.

(b) Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its senior executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including reasonable monthly dues at a country club, dues and fees to industry and professional organizations, costs of entertainment and business development and business-related travel, including, but not limited to, travel away from the Company’s Atlanta Office to the Company’s Headquarters Office (not exceeding an average of one round trip per week) and to other locations on Company business. The Executive shall be entitled to use first-class travel accommodations for such business-related travel (including reasonable travel expenses incurred by Executive’s spouse when accompanying Executive on business-related travel).

(c) Tax Preparation and Financial Planning. The Company shall provide tax preparation and financial planning assistance up to a maximum cost of $25,000 per calendar year.

(d) Other Company Benefits. Executive and, to the extent applicable, Executive’s family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans, programs and perquisites including without limitation disability insurance programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Company senior executives (not including the Executive Chairman) during the Term. The Company shall not, however, by reason of this paragraph 3.5(d) be obligated to institute, maintain, or refrain from changing, amending or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to senior executive employees.

(e) Legal Fees. The Company shall reimburse Executive for all legal fees and related expenses reasonably incurred by Executive (not exceeding $50,000) in connection with the negotiation and execution of this Agreement.

(f) Company Aircraft. The Company shall make available to Executive a Company-owned or leased private aircraft for business-related travel. Executive and his immediate family will have access to a Company plane on an “as available” basis for other than business travel, assuming all such planes are not needed for business purposes, with obligation to reimburse for personal use based upon the Company’s usual methods for computing such charges (which method is currently based on SIFL).

3.6 Withholding. The Base Salary and all other payments, grants and awards to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

ARTICLE 4:

EFFECT OF TERMINATION ON COMPENSATION

4.1 Severance Package. In the event Executive’s employment under this Agreement is terminated by the Company without Cause under paragraph 2.2(a)(iv) (and a termination due to Executive’s death or permanent disability shall be treated for purposes of this Agreement as a termination by the Company without Cause) or is terminated by Executive for Good Reason under paragraph 2.3(a), then, subject to paragraph 4.2, as and for a severance package (“Severance Package”):

(a) Executive shall be paid all accrued but unpaid Base Salary, earned but unpaid Incentive Compensation in respect of the Company’s fiscal year prior to the fiscal year in which termination occurs, and other benefits through the date of Executive’s termination of employment. (For purposes of this Agreement, Incentive Compensation shall be considered to be earned if the cycle for which the Incentive Compensation is to be measured has been completed, notwithstanding the fact that the amount may not have been calculated at the time Executive’s employment is terminated and notwithstanding any requirement that Executive be employed at the payment date of such Incentive Compensation);

(b) Executive shall be paid all unpaid Base Salary and all unpaid Incentive Compensation and other benefits pro rated through the date of termination of employment. For the purposes of this paragraph 4.1(b), unpaid Incentive Compensation for the calendar year of termination of employment shall be deemed equal to the Target Bonus for such year pro rated for the fractional year to the date of termination of employment.

(c) Executive shall be paid an amount equal to the product of three times the sum of (i) $2,000,000, if such termination occurs prior to January 1, 2006, or the average of the actual Bonuses for each of the full calendar years immediately prior to such termination (treating for this purpose the partial year 2004 as a full-calendar year and the Bonus for 2004 as $2,000,000) if such termination occurs on or after January 1, 2006, plus (ii) the annual Base Salary in effect on the date of such termination.

(d) All amounts payable to Executive under the above provisions of this paragraph 4.1 shall be paid in a lump sum as soon as practicable after Executive’s termination of employment.

(e) Any outstanding options, restricted stock, restricted stock units or other equity equivalents granted or required to be granted or paid to Executive by the Company from and after the date of this Agreement through the date of termination of employment (but not thereafter) shall, notwithstanding any provision to the contrary contained in this Agreement, any option agreement(s), restricted stock agreement(s) or any other agreement, immediately vest in full, and such options to the extent so vested shall immediately become exercisable.

(f) Any such options granted to Executive by the Company, shall remain exercisable until the earlier of (i) the third anniversary of the date of Executive’s termination of employment, or (ii) the expiration of such option, and following Executive’s exercise of any such option, Executive shall receive title to the shares issued upon exercise in respect thereof free and clear of any lien, claim or encumbrance by, through or under the Company.

4.2 Liquidated Damages. The parties agree that the above Severance Package shall be Executive’s sole and exclusive monetary remedy under this Agreement by reason of termination of Executive’s employment by the Company other than for Cause or by Executive for Good Reason, it being agreed that as his actual damages under this Agreement would be difficult to measure or quantify and would be impracticable to determine, such amount shall constitute liquidated damages under this Agreement for Executive by reason of such termination by Executive or the Company. Any such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures. Notwithstanding the foregoing, upon any termination of Executive’s employment and the Company’s payment to Executive of the amounts required to be paid under paragraph 4.1 or paragraph 4.3, Executive shall execute a release of claims arising out of Executive’s employment with, and termination of employment from, the Company in the form attached hereto a Exhibit 4.2 (adjusted as necessary to conform to then existing legal requirements); and except with respect to payments and benefits under paragraphs 4.1(a) and 4.1(b), all payments and benefits provided under the above paragraph 4.1 shall be subject to Executive’s execution and non-revocation of such a release.

4.3 Rights on Termination for Cause or Without Good Reason; Termination of Employment After Non-Renewal. No Severance Package shall be due or owing to Executive in the event that the Company shall fully terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason; provided, however, that Executive shall be paid all accrued but unpaid Base Salary through the date of such termination of employment and earned but unpaid Incentive Compensation. Subject to the provisions of any subsequent agreement which may be entered into between the Company and Executive, the provisions of paragraphs 4.1(e) and 4.1(f) shall apply upon any termination of Executive’s employment (other than a termination by the Company which would constitute a termination for Cause) upon or after the expiration of the Term of this Agreement resulting from the Company’s giving notice under paragraph 2.1 of its election not to extend such Term.

4.4 Certain Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by the Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of the Company) equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten business days after the receipt of such claim. The Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

ARTICLE 5:

REPRESENTATIONS AND WARRANTIES;

NON-COMPETE AND NON-SOLICITATION

5.1 Representations and Warranties.

(a) Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which is not known to the Company which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause (as such term is herein defined).

(b) Representation and Warranty of the Company. The Company hereby represents and warrants to Executive that (i) it is not aware of any fact, circumstance or event which is not known to Executive which would give rise to any breach of any term or provision of this Agreement, or which would form the basis for any claim or allegation that Executive’s employment hereunder could be terminated for Cause hereunder; and (ii) it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement, and all options and restricted stock described in Article 3.

5.2 Non-Compete and Non-Solicitation.

(a) General. Executive acknowledges that in the course of Executive’s employment with the Company the Executive will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b) Noncompetition. Executive agrees that during the period of Executive’s employment with the Company and for a period of two years thereafter (the “Noncompetition Period”), Executive shall not in any manner, directly or indirectly (whether as an officer, director, employee, investor, consultant, or otherwise), engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business (a “Competing Business”) in which Executive was involved or had knowledge was being conducted or planned by the Company or any of its subsidiaries as of the termination of Executive’s employment, in any geographic area in which the Company or any of its subsidiaries is then conducting such business; provided, however, that after termination of employment nothing in this paragraph 5.2(b) shall prevent Executive from being employed as Chief Executive Officer of an enterprise which is engaged in a Competing Business if (i) such enterprise is a diversified business enterprise and the revenues derived by such enterprise from the Competing Business do not exceed 25% of the Company’s gross revenue for the calendar year immediately preceding termination of Executive’s employment and (ii) such enterprise is not one of those set forth in Exhibit 5.2.

(c) Nonsolicitation. Executive further agrees that during the Noncompetition Period Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or his employment for any purpose whatsoever or (ii) in connection with any business to which the above paragraph 5.2(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

(d) Exceptions. Nothing in this paragraph 5.2 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than one percent of the outstanding stock (at an original cost less than $5 Million) of any class of a corporation whose securities are publicly traded, so long as Executive has no active participation in the business of such corporation.

(e) Reformation. If, at any time of enforcement of this paragraph 5.2 the Arbitrator (as defined in paragraph 6.1(a)) holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the Arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize the Arbitrator to increase or broaden any of the restrictions in this paragraph 5.2.

5.3 Confidentiality. Executive shall not, at any time during the Term or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by Executive to perform properly Executive’s duties under this Agreement. Promptly following the end of the Term, Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which Executive may then possess or have under Executive’s control (together with all copies thereof).

5.4 Intellectual Property. Executive shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies or other similar rights relating to the Company’s business (collectively, “Intellectual Property”) belonging to the Company or any of its affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its affiliates, whether produced, prepared or published in whole or in part by Executive or by the Company or any of its affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by Executive, alone or with others, during Executive’s employment that is related in any way to the Company’s or any of its affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its affiliates shall be promptly disclosed to the Board, are works for hire and become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, whether during or at any time after Executive’s employment with the Company, Executive shall cooperate fully with the Company and its affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.

5.5 Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of paragraphs 5.2, 5.3 or 5.4 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive agrees that Executive will submit to the personal jurisdiction of the courts of the State of New York in any action by the Company to enforce an arbitration award against Executive or to obtain interim injunctive or other relief pending an arbitration decision.

ARTICLE 6:

ARBITRATION

6.1 Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the National Rules of the American Arbitration Association (“National Rules”), subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

(a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA chosen by Executive and the Company each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

(b) The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of Executive’s legal fees and expenses incurred in connection with such arbitration, except that Executive shall have to reimburse the Company for his legal fees and expenses if the arbitrator finds that Executive brought an action in bad faith.

(c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

(d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performances of this Agreement and, in any subsequent arbitral or judicial proceedings between the parties.

(f) The arbitration shall take place in New York, New York.

(g) The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

(j) Notwithstanding the dispute resolution procedures contained in this paragraph 6.1, either party may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Article 6.

ARTICLE 7:

MISCELLANEOUS

7.1 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other in writing for purposes of notice hereunder).

Copies of all notices given to Executive shall be sent to:

Steven J. Heyer

3565 Tuxedo Road, N.W.

Atlanta, GA 30305

And to:

Vedder, Price, Kaufman & Kammholz, P.C.

222 North LaSalle Street

Suite 2600

Chicago, IL 60601

Attn: Thomas P. Desmond, Esq.

Fax: (312) 609-5005

Copies of all notices given to the Company shall be sent to:

Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue

White Plains, New York 10604

Attention: Kenneth S. Siegel, Esq.

Executive Vice President, General Counsel and Secretary

Facsimile: (914) 640-8240

and to

Sidley Austin Brown & Wood llp

555 West 5th Street, 40th Floor

Los Angeles, California 90013

Attention: Sherwin L. Samuels, Esq.

Facsimile (213) 896-6600

All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation or receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is received after regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.2 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of New York.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.7 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.8 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Company shall require any such successor to the Company to expressly assume, in writing, satisfaction in form and substance to Executive all of the Company’s obligations to Executive hereunder and otherwise. Except as provided in the preceding sentences, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.9 Entire Agreement. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

7.10 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of Executive from the Board and from the Board of Trustees of the Trust and from the board of directors or any similar governing body of any corporation, trust, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative. Executive shall cooperate with the Company and execute all such formal resignations and other documents as the Company may reasonably request in furtherance of the foregoing.

7.11 Indemnification.

(a) In addition to any additional benefits provided under applicable state law, as a Director and officer of the company, Executive shall be entitled to the benefits of: (1) those provisions of the Articles of Incorporation of the Company, as amended, and of the by-laws of the Company as amended, which provide for indemnification of officers and Directors of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a Director or officer of the Company), (ii) the Indemnification Agreement between the Company and Executive dated as of the date hereof (the ‘Indemnification Agreement”).

(b) The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this paragraph 7.11 are intended to protect and indemnify him against.

(c) The Company shall, at no cost to Executive, use its reasonable best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage for all directors and officers of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation

By:

Name:

Its:

EXECUTIVE

/s/ Steven J. Heyer

Steven J. Heyer

EXHIBIT 4.2

to

Employment Agreement dated September 20, 2004

between Steven J. Heyer

and

Starwood Hotels & Resorts Worldwide, Inc.

GENERAL RELEASE

This General Release (this “Release”) is executed by Steven J. Heyer (“Executive”) pursuant to paragraph 4.2 of the Employment Agreement between Starwood Hotels & Resorts Worldwide, Inc. dated    , 2004 (the “Employment Agreement”).

WHEREAS, Executive’s employment with the Company has terminated;

WHEREAS, the Company and Executive intend that the terms and conditions of the Employment Agreement and this Release shall govern all issues relating to Executive’s employment and termination of employment with the Company;

WHEREAS, Executive has had 21 days to consider the form of this Release;

WHEREAS, the Company advised Executive in writing to consult with an attorney before signing this Release;

WHEREAS, Executive acknowledges that the consideration to be provided to Executive under the Employment Agreement is sufficient to support this Release; and

WHEREAS, Executive understands that the Company regards the representations by Executive in the Employment Agreement and this Release as material and that the Company is relying upon such representations in paying amounts to Executive pursuant to the Employment Agreement.

EXECUTIVE THEREFORE AGREES AS FOLLOWS:

1. Executive’s employment with the Company terminated on    , and Executive has and will receive the payments and benefits set forth in paragraph [Insert 4.1 or 4.3 depending on the manner of termination] of the Employment Agreement in accordance with the terms and subject to the conditions thereof.

2. Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Release, including, without limitation, all matters in any way related to the Employment Agreement, Executive’s employment by the Company or any of its subsidiaries or affiliates, the terms and conditions thereof, any failure to promote Executive and the termination or cessation of Executive’s employment with the Company or any of its subsidiaries or affiliates, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law (Executive Law Art. 15, Sec. 290 et seq.) or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release the Company from, any obligation of the Company contained in Article 4 or in Article 7 of the Employment Agreement, any vested benefit pursuant to any employee benefit plan of the Company. The consideration offered in the Employment Agreement is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Executive. Executive agrees that he has no present or future right to employment with the Company or any of the other Released Parties and that he will not apply for or otherwise seek employment with any of them.

3. Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

4. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE, EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT HE HAS BEEN ADVISED THAT HE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS RELEASE, EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION IN THE MANNER PROVIDED IN PARAGRAPH 7.1 OF THE EMPLOYMENT AGREEMENT. IF EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL NOT BE ENTITLED TO RECEIVE THE AMOUNT PAYABLE TO HIM PURSUANT TO PARAGRAPHS 4.1(c) AND 4.1(e) OF THE EMPLOYMENT AGREEMENT.

5. The Employment Agreement and this Release constitute the entire understanding between the parties. Executive has not relied on any oral statements that are not included in the Employment Agreement or this Release.

6. This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of New York without regard to the principle of conflicts of laws.

7. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

8. This Release inures to the benefit of the Company and its successors and assigns.

9. In the event of any dispute or controversy arising under this Release, Article 6 of the Employment Agreement shall be applicable.

Date: , 20 .	EXECUTIVE Steven J. Heyer

Exhibit 5.2

to

Employment Agreement dated September 20, 2004

between Steven J. Heyer

and

Starwood Hotels & Resorts Worldwide, Inc.

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